EXHIBIT 2.2
GUARANTY
     This GUARANTY (this “Guaranty”) dated as of December 19, 2005 is entered into by and between Pegasus Solutions, Inc., a Delaware corporation (the “Company”) and Prides Capital Fund I, L.P. (the “Guarantor”). Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
     WHEREAS, concurrently with the execution and delivery of this Guaranty, the Company and Perseus Holding Corp., a Delaware corporation (“Parent”), and 406 Acquisition Corp., a Delaware corporation (“Merger Sub” and, together with Parent, the “Acquisition Companies”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the Merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth therein;
     WHEREAS, each of the Acquisition Companies is an Affiliate of the Guarantor; and
     WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Guarantor has agreed to enter into this Guaranty;
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Guarantor hereby agree as follows:
1. Guaranty. The Guarantor hereby irrevocably and unconditionally guarantees to the Company the prompt and complete payment of the payment obligations of each of the Acquisition Companies arising out of any willful breach by one or both of the Acquisition Companies under the Merger Agreement that are finally judicially determined to be due and payable by any of the Acquisition Companies by reason of a willful breach of the terms of the Merger Agreement (the “Guaranteed Obligations”); provided, however, that the maximum aggregate liability of the Guarantor hereunder shall not exceed $5,000,000 (the “Maximum Amount”). The Company hereby agrees that in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Guaranty more than the Maximum Amount, and that the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Guaranty other than as expressly set forth herein. For the purposes of this Guaranty, the term “finally judicially determined” shall mean the entry of a judgment by a court or other tribunal of competent jurisdiction, which judgment has become final and non-appealable, that the applicable Acquisition Company is in willful breach of the terms of the Agreement or, in the event such Acquisition Company becomes the subject of a case under any chapter of title 11 of the United States Code, the allowance by order of the bankruptcy court or other court of competent jurisdiction, of the Company’s proof of claim against such Acquisition Company based on its willful breach of the Merger Agreement, which order has become final and non-appealable.

2. Terms of Guaranty.
     (a) This Guaranty is one of payment, not performance or collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Acquisition Company or whether any Acquisition Company is joined in any such action or actions.
     (b) Notwithstanding any other provision of this Guaranty, the Company hereby agrees that (i) the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Guaranty, any claim, set-off, deduction or defense that any Acquisition Company could assert against the Company under the terms of the Merger Agreement or that could otherwise be asserted by any Acquisition Company against the Company in any action by the Company against any Acquisition Company and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach by the Company of the representations and warranties contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement (whether such breach results from fraud, intentional misrepresentation or otherwise), that would relieve any Acquisition Company of its obligations under the Merger Agreement shall likewise relieve the Guarantor of their obligations under this Guaranty.
3. Sole Remedy.
     (a) The Company hereby acknowledges and agrees that none of the Acquisition Companies has any assets as of the date hereof, and that the Company shall not have any right to cause any monies to be contributed to any of the Acquisition Companies by the Guarantor or any current, former or prospective stockholder, officer, member, general or limited partner, director, agent, employee, Affiliate or assignee of the Guarantor.
     (b) The Company hereby agrees that no Person other than the Guarantor shall have any obligation or liability arising out of, in connection with or relating to this Guaranty and that neither the Company nor any other Person shall have any remedy, recourse or right of recovery against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of the Guarantor, or against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of any of the foregoing, whether through the Guarantor or otherwise, by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Any of the Acquisition Companies against the Guarantor or against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of the Guarantor, any of the Acquisition Companies or any of their respective Affiliates, or otherwise.
     (c) Recourse by the Company against the Guarantor under this Guaranty shall be the sole and exclusive remedy of the Company against the Guarantor or any of its Affiliates (other than the Acquisition Companies) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the

Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its Affiliates (other than the Acquisition Companies), except for claims by the Company against the Guarantor under this Guaranty. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of any of the Acquisition Companies to the Company or shall confer or give, or shall be construed to confer or give, to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person in respect of or relating to any obligation or liability of the Guarantor arising out of, in connection with or relating to this Guaranty.
4. Termination. This Guaranty shall terminate at the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement pursuant to the provisions of Article VII thereof under circumstances which cannot give rise to any Guaranteed Obligation.
5. Continuing Guaranty. Unless terminated pursuant to the provisions of Section 4 hereof, this Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, and shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted transferees and assigns.
6. Entire Agreement. This Guaranty and the Merger Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, between the Guarantor or any of its Affiliates on the one hand, and the Company or any of its Affiliates on the other hand.
7. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is sought to be enforced. No waiver by a party of any breach or violation of, or default under, this Guaranty shall be deemed to extend to any prior or subsequent breach, violation or default hereunder or to affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No delay or omission by any party in exercising any right, power or remedy under this Guaranty shall operate as a waiver thereof.
8. Counterparts. This Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Guaranty shall become effective when duly executed by each party hereto.
9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

if to the Guarantor:	Prides Capital Fund I, L.P.
44 Montgomery Street
Suite 860
San Francisco, California 94104
Facsimile No.: (415) 946-1482
Attention: Murray Indick

with a copy to:	Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Facsimile No.: 650-251-5002
Attention: Michael Nooney, Esq.

if to the Company:	Pegasus Solutions, Inc.
Campbell Centre 1
8350 North Central Expressway, Suite 1900
Dallas, Texas 75206
Facsimile No.: (214) 234-4029
Attention: John F. Davis, III

with a copy to:	Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Facsimile No.: (214) 740-8800
Attention: Whit Roberts
10. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Guaranty shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Guaranty brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guaranty may not be enforced in or by any of the above-named courts.
11. Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Guaranty or affecting the validity or enforceability of any terms or provisions of this Guaranty in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of

Sections 3 and 4 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Guaranty or any part hereof is invalid, illegal or unenforceable.
12. Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Guaranty.
13. Parties in Interest. This Guaranty shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Guaranty, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Guaranty.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty as of the date first above written.

PRIDES CAPITAL FUND I, L.P.

By: Prides Capital Partners, LLC, its general partner

By:	/s/ Murray Indick

Name: Murray Indick
Title: Managing Member

PEGASUS SOLUTIONS, INC.
By:	/s/ John F. Davis, III
	Name:	John F. Davis, III
	Title:	Chairman and Chief Executive Officer